Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-174322 on Form S-4 of our reports dated March 11, 2011, relating to the consolidated financial statements and the consolidated financial statement schedule of CenterPoint Energy Resources Corp. and subsidiaries, appearing in the Annual Report on Form 10-K of CenterPoint Energy Resources Corp. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 29, 2011